Exhibit 10.2

EXECUTION VERSION

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made this 18th day of October 2015, by and among National CineMedia, Inc. (“NCM Inc.” or the “Company”) and National CineMedia, LLC (“NCM LLC”) and Kurt C. Hall (“Consultant”).

WHEREAS, concurrently with the execution of this Agreement, Consultant and the Company entered into a Separation and General Release Agreement (the “Separation Agreement”), pursuant to which Consultant shall resign his employment as President, Chief Executive Officer and Chairman of the Board of Directors of NCM LLC (the “Board”) and Consultant’s employment with the Company and/or any of its subsidiaries or affiliates shall terminate effective as of the Resignation Date (as set forth in the Separation Agreement) (collectively, the “Resignation”);

WHEREAS, Consultant has previously entered into an Employment Agreement dated as of February 13, 2007 (the “Employment Agreement”) and a First Amendment to Employment Agreement dated as of December 30, 2008 (the “First Amendment Agreement”), and the Employment Agreement (including the First Amendment) shall terminate effective as of the Effective Date of the Separation Agreement (as such term is defined in the Separation Agreement), subject to certain surviving provisions that shall remain in effect in accordance with their terms;

WHEREAS, the Company believes that Consultant’s business advice and experience will be beneficial to the Company and to the Board, and wishes to obtain such advice and the benefit of Consultant’s knowledge and experience; and

WHEREAS, the Company and the Board desire to retain the services of Consultant, and Consultant desires to provide services to the Company and the Board, in accordance with the terms and subject to the conditions set forth in this Agreement (the “Services”).

NOW, THEREFORE, in consideration of the foregoing recitations, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties hereto, intending legally to be bound, hereby covenant and agree as follows:

ARTICLE I

ENGAGEMENT OF SERVICES

1.1 Engagement of Consultant. Subject to the terms and conditions set forth herein, the Company and the Board shall engage Consultant during the Term (as defined in Section 1.3 hereof) of this Agreement, and Consultant agrees to provide consulting services as set forth in Section 1.2 of this Agreement during the Term of this Agreement.

1.2 Services to be Provided.

(a) Services. During the Term of this Agreement, Consultant shall consult to and assist the Board and the Company (including, at the request of the Board, any advisors or representatives of the Board or the Company) in connection with the business of the Company and will serve at the pleasure of the Board and under the direction of the new CEO. Hall will consult with the Board and the Company in connection with historical information regarding the Company, will provide certain introductions as requested by the Board and the Company and will assist with other reasonable requests for information or other assistance that any director or the CEO, CFO, COO or chief legal officer of the Company may request, among other things.

(b) Performance of Services. During the Term of this Agreement, Consultant shall be responsible for reasonably determining the location, method, details and means of performing the Services required under this Agreement, provided that Consultant shall ensure that he is reasonably available for providing the Services in accordance with their description set forth in this Section 1.2. Subject to his reasonable availability (including his other personal and professional obligations), if requested by the Board, Consultant will provide the Services at the Company’s headquarters, otherwise Consultant may provide the Services at any location of his choosing; provided, that Consultant may only provide the Services remotely to the extent that the quality of the Services is not materially adversely impacted. Subject to his reasonable availability (including his other personal and professional obligations), Consultant shall also be available outside business hours and for business travel, in each case, as may be reasonably requested by the Board, for the provision of the Services in accordance with their description set forth in this Section 1.2. Consultant shall maintain in effect any licenses and authorizations necessary to Consultant’s performance of the Services hereunder and shall at all times perform the Services and conduct Consultant’s business and affairs in accordance with all applicable federal, state and local laws and regulations. In performance of the Services, Consultant shall have reasonable access to and reasonable assistance of key Company personnel (e.g., Controller and staff; Financial Analyst, among others) (the “Key Personnel”) who prepare, maintain, analyze and administer Company information and documents required for the performance of the Services, consistent in all material respects with the Company’s current practices. When Consultant, at the Company’s request, provides Services at the Company’s headquarters, the Company will provide Consultant with suitable space. The Company shall provide Consultant with a smart phone and laptop computer. Company will provide Consultant with Company data to the extent necessary and appropriate to provide the Services. The Company and the Board acknowledge the importance of such reasonable availability and assistance of the Key Personnel as set forth in the foregoing sentence in order for Consultant to complete the required Services on a timely basis.

(c) Time Commitment; Other Employment. It is understood and agreed by the parties that the time commitment that will be required of Consultant shall be as reasonably requested by the Board for the provision of the Services as described in this Section 1.2, but in no event shall the level of Services exceed 20% of the average level of services performed by Consultant for the Company and its affiliates and/or subsidiaries during the 36-month period immediately preceding the Commencement Date (as defined below); provided further, that in making such requests the Board shall take into account Consultant’s other personal and professional obligations. The Board and the Company further acknowledge and agree that, subject to compliance by Consultant with Article IV herein, this Agreement shall not restrict Consultant from seeking or being hired for other consulting services or employment, provided that Consultant shall notify the Board prior to accepting other employment. It is understood that the Consultant may accept a full time position with another company and said employment may demand significant time commitment from Consultant. Therefore, the Board and the Company understand that, while Consultant will always make reasonable efforts to perform the Services on a timely basis, in case of such full time employment (including providing full time consulting services), Consultant does not guarantee complete availability, and that a failure by Consultant to be completely available to provide the Services shall not in and of itself constitute a breach of this Agreement. In furtherance of the foregoing, Consultant hereby agrees and covenants that in the event of any such potential conflict, Consultant will use his reasonable best efforts to provide and complete the required Services outside of business hours.

1.3 Term and Effectiveness of Agreement. The term of this Agreement shall commence upon the Resignation Date, as defined in the Separation Agreement (the “Commencement Date”) and shall continue until the later of the second (2nd) anniversary of the Commencement Date or January 31, 2018, unless earlier terminated in accordance with the provisions of Article III hereof (the “Term”). This Agreement shall be effective only upon and as of the effective date of the Separation Agreement (such date, the “Effective Date”). In the event that the Separation Agreement is revoked, in whole or in part, or otherwise does not become effective as of the Effective Date, this Agreement shall be null and void and of no force and effect. It is the intent of the parties that this Agreement and the Separation Agreement will be executed simultaneously and if that simultaneous execution does not occur, this Agreement will be null and void and of no force or effect.

1.4 Nature of Consulting Relationship.

(a) General. It is agreed and understood by the parties to this Agreement that, for all purposes, during the Term of this Agreement, Consultant shall serve solely as an independent contractor and shall not be an employee of the Company or its affiliates in any capacity. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Consultant and the Company or its affiliates.

(b) Tax Treatment. It is agreed and understood by the parties to this Agreement that the Company shall treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file any required forms consistent with that status. Consultant agrees, as an independent contractor, that he is not entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant is injured in any manner while performing his obligations under this Agreement. Consultant shall be solely responsible to pay any and all local, state, and/or federal income, social security, unemployment taxes, as well as workers’ compensation coverage.

ARTICLE II

COMPENSATION; BENEFITS

2.1 Fees. In consideration for the Services to be provided by Consultant to the Board hereunder, the Company shall pay to Consultant (i) a monthly fee equal to $41,677 for the initial twelve-month period of the Term, and (ii) a monthly fee equal to $25,000 for the second twelve-month period of the Term, provided, however, that if the Term is for twenty-five (25) months, the monthly fee for the final thirteen (13) months shall be $23,077 (collectively, the “Consulting Fee”). The Consulting Fee shall be payable to Consultant on a monthly basis in advance (the “Payment Due Date”) commencing on the Effective Date and each monthly anniversary of such date that occurs during the Term.

2.2 Expense Reimbursement. During the Term of this Agreement, the Company shall reimburse Consultant for all reasonable business expenses actually paid or incurred by Consultant in the course of, pursuant to and in furtherance of providing the Services hereunder, upon proper submission of supporting documentation by Consultant to Company’s controller in accordance with the Company’s expense reimbursement policy, provided that such reimbursement of expenses shall be made no later than thirty (30) days following such submission of supporting documentation.

2.3 Other Compensation and Benefits. Notwithstanding anything to the contrary in the Employment Agreement, the First Amendment Agreement, NCM Inc.’s 2007 Equity Incentive Plan (the “Equity Plan”) and the agreements for the equity awards granted to Consultant under the Equity Plan (the “Equity Awards”), all Equity Awards remain subject to the terms of the applicable award agreements and the Equity Plan, except as follows:

(i)	provided that the Consultant performs the Services required under the terms of this Agreement, the Consultant’s resignation pursuant to Section 6.2 of the Employment Agreement shall not be considered a termination of “Service” (as that term is defined under the Equity Plan) with respect to the Equity Awards and therefore, the Equity Awards that vest based on the Consultant’s continued Service shall continue to vest in accordance with their terms and conditions during the period that the Consultant performs the Services required under the terms of this Agreement subject to Paragraph 2.3(iv) below;

(ii)	the applicable award agreements that provide for an Equity Award that vests based on the satisfaction of performance criteria (a “Performance-Based Equity Award”) during a performance period shall be amended as follows:

a.	37.5% of the shares subject to the total Equity Award granted in 2013 shall vest on January 16, 2016, provided that the Consultant’s Service (as that term is defined under the Equity Plan) continues through and on January 16, 2016, subject to Section 2.3(iv) below, without regard to whether the applicable performance criteria is satisfied;

b.	100% of the shares subject to the Performance-Based Equity Award granted in 2014 and 2015 shall vest in 1/3 increments on each of the first three anniversaries of the applicable date of grant, beginning on the first anniversary of the original applicable grant date, provided that the Consultant’s Service (as that term is defined under the Equity Plan) continues through and on each original applicable vesting date (which would result in 67% of the total number of shares subject to the Performance-Based Equity Award granted in 2014 being vested on January 15, 2016 and 33% of the total number of shares subject to the Performance-Based Equity Award granted in 2015 being vested on January 21, 2016), subject to Section 2.3(iv) below, without regard to whether the applicable performance criteria is satisfied;

(iii)	the applicable award agreements that provide for a non-qualified stock option Equity Award granted in 2006, 2010, 2011 and 2012 (the “Option Equity Awards”) shall be amended to provide that the term of the Option Equity Awards shall not expire on account of a termination of the Consultant’s Service (as that term is defined under the Equity Plan); and

(iv)	all award agreements that provide for an Equity Award shall be amended to provide that if this Agreement is terminated by the Board without Cause prior to the expiration of the Term, or if this Agreement is terminated by Consultant for Good Reason, all of Consultant’s then unvested Equity Awards shall become immediately vested.

2.4 No Employee Benefits. Except as expressly set forth in the Separation Agreement, Consultant hereby: (i) acknowledges and agrees that, he shall not receive any employee benefits of any kind from the Company, and shall be excluded from participating in any fringe benefit plans or programs of the Company or any of its affiliates as a result of the performance of the Services under this Agreement, and (ii) waives any and all rights, if any, to participation in any of the Company’s or its affiliates’ fringe benefit plans or programs including, but not limited to, health, welfare, deferred compensation, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefits, if any, provided or that may be provided by the Company or its affiliates to its or their employees.

2.5 Indemnification. Consultant shall be indemnified for any and all actions taken in the course of performing under this Agreement. The Indemnification Agreement dated February 13, 2007, between the Company and Consultant shall be deemed amended to include all actions taken under this Agreement.

ARTICLE III

TERMINATION

3.1 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement and the engagement of Consultant and provision of the Services under this Agreement shall terminate on the earliest of the following to occur:

(i) the expiration of the Term as set forth in Section 1.3;

(ii) upon thirty (30) days written notice from the Board to Consultant; or

(iii) if this Agreement or the Separation Agreement has been breached by the Board or the Company, and such breach, if curable, has not been cured in all material respects within twenty (20) days of written notice from Consultant to the Board and the Company of such breach, the date on which Consultant provides such written notice of breach to the Board and the Company (if not curable), or the date on which such 20-day cure period expires if such breach has not been cured in all material respects by the Board or the Company.

3.2 Termination Payments.

(a) In the event that this Agreement is terminated for any reason, the Company shall pay to Consultant, within thirty (30) days of the termination date, any earned and yet unpaid portion of the Consulting Fee due through the termination date. In addition, upon termination of this Agreement for any reason, the Company shall reimburse Consultant for any reasonable business expenses actually incurred prior to the termination date in accordance with Section 2.2 hereof.

(b) Within thirty (30) days of the date of termination or expiration of this Agreement, unless this Agreement was terminated for Cause, provided that the Consultant executes and delivers to the Company a general release of claims in the form attached hereto as Schedule A (subject to such modification as the Company reasonably may request) that becomes irrevocable on or before the 30th day following the date of termination or expiration of this Agreement (the “Release”), the Company shall pay Consultant a termination payment equal to $25,000 (the “Termination Payment”).

(c) If this Agreement is terminated by the Board without Cause or Hall terminates for Good Reason prior to the expiration of the Term, then in addition to the Termination Payment payable pursuant to Section 3.2(b), subject to the execution of a Release that becomes irrevocable on or before the 30th day following the date of termination or expiration of this Agreement as set forth therein, (i) the Company shall pay Consultant on a monthly basis the consulting fees that he would have received had this Agreement continued for the remainder of the Term, (ii) Consultant shall receive reimbursement of any reasonable business expenses actually incurred prior to the termination date and (iii) all of Consultant’s then unvested Equity Awards shall become immediately vested in accordance with Section 2.3(iv) above. The payments described herein in this Section 3.2(c) (together with the payment of the Termination Payment and any payments due pursuant to Section 3.2(a)) shall be the sole and exclusive remedy of Consultant for any and all breaches or violations of this Agreement by the Company and the Board.

For purposes of this Agreement, “Cause” shall mean: (i) Consultant’s material breach or violation of a material term of this Agreement or the Separation Agreement, or Consultant’s gross negligence in the performance of the Services which, if curable, was not cured by Consultant in all material respects within twenty (20) days of written notice thereof to Consultant (provided that, if not a curable breach, such breach was material to the financial condition of the Company); (ii) Consultant’s fraud, embezzlement, misappropriation of funds or knowing breach of trust in connection with the performance of the Services hereunder; (iii) Consultant’s conviction of any crime which involves dishonesty or a breach of trust; (iv) Consultant’s habitual use of alcohol, drugs or other similar substances affecting or that are reasonably expected to affect the performance of the Services; or (v) Consultant’s engaging in other misconduct of such a nature that the continued provision of the Services hereunder may reasonably be expected to materially and adversely affect the business or properties of the Company, and such misconduct, if curable, was not cured by Consultant in all material respects within twenty (20) days of written notice thereof to Consultant.

For purposes of this Agreement, “Good Reason” shall mean: (i) a reduction in Consultant’s compensation payable under this Agreement or the Separation Agreement, (ii) a transfer of Consultant’s primary workplace by more than fifty (50) miles from the current workplace, or (iii) a material breach of this Agreement or Separation Agreement by the Company which is not remedied within twenty (20) days after receipt of written notice thereof given by Consultant.

3.3 Return of Company Property; Confidential Materials. Upon the termination or expiration of this Agreement, Consultant will (i) return to the Company any keys, credit cards, ID cards, cells phones, blackberries, laptops and other electronic devices or other equipment issued or provided by the Company and in Consultant’s possession, and (ii) return to the Company or destroy any and all original and duplicate copies of all Company materials, including his work product, and any files, calendars, books, records, notes, notebooks, manuals, computer files, and any other electronic data or materials he has in his possession or under his control, which contains confidential or proprietary information of the Company.

3.4 Survival. The provisions of this Article III shall survive the termination of this Agreement.

ARTICLE IV

COVENANTS

4.1 Confidentiality; Non-Competition; Non-Solicitation of Clients and Employees.

(a) Paragraphs 12 (Non-Disclosure of Confidential Information and Non-Competition), and 14 (Survival) (but solely as Paragraph 14 relates to Paragraph 12), of the Employment Agreement (and as referenced and incorporated into the Separation Agreement) are incorporated herein by reference, as if fully set forth herein, except that (i) the restricted period shall mean the Term of this Agreement plus one (1) year, (ii) references to “Executive” and “employment” shall be deemed to be the Consultant and the Services provided hereunder, (iii) the definition of “Competition” shall be limited to any company that provides cinema advertising services in the United States and any affiliate of such company, and (iv) Paragraph 8 (nondisparagement) of the Separation Agreement is incorporated herein by reference, as if fully set forth herein.

(b) Consultant agrees that the restrictions imposed by the provisions of this Section 4.1 are fair and reasonable considering the nature of the Company’s business, and are reasonably required for the protection of the Company, and that the provisions of this Section 4.1 relating to areas of restriction, business limitations, or time periods of restriction were specifically discussed in good faith and are acceptable to Consultant.

4.2 Cooperation regarding Legal Proceedings. Consultant agrees that he will reasonably cooperate with and assist NCM Inc., NCM LLC and the Board and their advisors, including being reasonably available for depositions and/or testimony, in connection with pending or future lawsuits or legal proceedings involving NCM Inc., NCM LLC or any members of the Board brought by or against any holders of the shares of stock or their representatives on the Board.

4.3 Remedies. Consultant agrees that the Company’s remedies at law for any breach or threat of breach by Consultant of the provisions of this Agreement, including this Article IV, will be inadequate, and that the Board and the Company shall be entitled to an injunction or injunctions, without the necessity for the posting of a bond or other collateral security, to prevent breaches or threatened breaches of the provisions of this Agreement, including this Article IV, and to enforce specifically the terms and provisions hereof. If, at the time of the enforcement of this Agreement a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under the circumstances then existing, each of the parties agrees that it is the intention of the parties hereto that such provision should be enforceable to the maximum extent permissible under applicable law.

4.4 Survival. The provisions of this Article IV shall survive the termination of this Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Entire Agreement; Amendment. Except as provided in the Separation Agreement, and it being understood and agreed that Paragraph 20 of the Separation Agreement (Taxes) is incorporated by reference into this Agreement, this Agreement, the Separation Agreement and any surviving provisions of the Employment Agreement or First Amendment constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto. This Agreement may not be amended or modified in any way except by a written instrument executed by each of the parties hereto.

5.2 Notice. All notices under this Agreement shall be in writing and shall be given by personal delivery, or by registered or certified United States mail, postage prepaid, return receipt requested, to the address set forth below:

If to the Consultant:	Mr. Kurt C. Hall
65 Glen Garry
Aspen, CO 81611

If to the Company:	National CineMedia, Inc.
9110 East Nichols Avenue, Suite 200
Centennial, CO 80112
Attention: Ralph E. Hardy, General Counsel

If to the NCM LLC:	National CineMedia, LLC
9110 East Nichols Avenue, Suite 200
Centennial, CO 80112
Attention: Ralph E. Hardy, General Counsel

or to such other person or persons or to such other address or addresses as Consultant and the Board or the Company or their respective successors or assigns may hereafter furnish to the other by notice similarly given. Notices, if personally delivered, shall be deemed to have been received on the date of delivery, and if given by registered or certified mail, shall be deemed to have been received on the fifth business day after mailing.

5.3 Governing Law. The rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of Colorado, without regard to principles of conflict of laws.

5.4 Jurisdiction and Venue; Waiver of Jury Trial. Each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement, shall be brought and determined exclusively in any federal court located in the State of Colorado, or if such federal court does not have jurisdiction over such suit, action or legal proceeding, it shall be brought and determined exclusively in any state court located in the State of Colorado; (ii) consents to the exclusive jurisdiction of each such court in any such suit, action or proceeding; (iii) irrevocably waives and agrees not to assert by way or motion, defense, objection or otherwise, in any such suit, action of legal proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the suit, action or legal proceeding was brought in an inconvenient forum, that the venue thereof is improper, or that this Agreement may not be enforced in or by the above-named courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable law or court rules in such courts. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY MATTER ARISING OUT OF, RELATING TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

5.5 Assignment: Successors and Assigns. Neither Consultant nor the Company may make any direct or indirect assignment or subcontracting of this Agreement or any interest herein, by operation of laws or otherwise, without the prior written consent of the other party; provided that the Company shall assign its rights and obligations under this Agreement to any corporation, partnership, organization or other entity in the event that the Company shall effect a reorganization, consolidate with or merge into such other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to such other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and Consultant, and their respective heirs, personal representatives, executors, legal representatives, successors and permitted assigns. Unless already transferred to Consultant, all benefits of this Agreement and the Separation Agreement shall be assigned automatically to Consultant’s estate upon his death.

5.6 Waiver. The waiver by any party hereto of the other party’s prompt and complete performance or breach or violation of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party or as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

5.7 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, then this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

5.8 Compliance with Legal Requirements. The Company shall not be required, by reason of this Agreement, to provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage nor any other statutory benefit to Consultant. Consultant shall comply at his expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors.

5.9 Gender and Number. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural and all plural words shall include the singular.

5.10 Section Headings. The section or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions of this Agreement.

5.11 No Third Party Beneficiary other than Company. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the parties hereto and each of their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

5.12 Noncontravention. Consultant expressly agrees and represents that the Services to be performed by Consultant pursuant hereto are not and shall not be in contravention of any other agreement or arrangement by which such Consultant is or may hereafter be bound.

5.13 Counterparts; Facsimile. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Any signature page delivered by facsimile or PDF signature shall be binding to the same extent as an original signature page with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.

5.14 Right to Consult with Counsel; No Drafting Party. Consultant acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of Consultant’s own choosing, and, given this, Consultant agrees that the obligations created hereby are not unreasonable. Consultant acknowledges that Consultant has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Dated: 10/16/2015	/s/ Kurt C. Hall
Kurt C. Hall (Consultant)

NCM Inc.

Dated: 10/18/2015	/s/ Scott Schneider
By: Scott Schneider

NCM LLC

Dated: 10/18/2015	/s/ Scott Schneider
By: Scott Schneider

SCHEDULE A

RELEASE

I understand that my consultancy with National CineMedia, Inc. (“NCM Inc.”) and National CineMedia, LLC (“NCM LLC”) (together with its subsidiaries and affiliates, the “Company”) and NCM LLC’s board of directors (the “Board”) terminated effective                 , 201    . I also understand that by signing this Release, I will receive certain benefits, as set forth in the Consulting Agreement between the Company and me dated     , 2015.

In exchange for the benefits I will be receiving from the Company, which I acknowledge I would not otherwise be entitled to receive, subject to my rights under the Indemnification Agreement, I hereby generally and completely release the Board, the Company, and any directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns of the Company from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release other than the right to indemnification under the Indemnification Agreement or applicable law. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my consultancy with the Company or the termination of that consultancy; (2) all claims related to my compensation or benefits from the Company, including bonuses, commissions, expense reimbursements, stock, stock options, any other ownership interests in the Company, any other benefits received from the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the common law of the State of Colorado, Title VII of the Civil Rights Act of 1964, the Colorado Anti-Discrimination Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Equal Pay Act, the Fair Labor Standards Act, the Colorado Wage Act, and the Employee Retirement Income Security Act, and any other fair employment laws.

I acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised in writing, that: (a) I have the right to consult with an attorney prior to executing this Release; (b) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (c) I have seven (7) days following the execution of this Release to revoke the Release in a writing to the Company; and (d) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Release is executed by me (the “Effective Date”).

Having read and understood the foregoing, I hereby agree to the terms and conditions stated above.

Dated:
Kurt C. Hall